EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-138998 of NovaStar Financial, Inc. on Form S-8 of our report dated June 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, for the years ended December 31, 2006 and 2005), appearing in this Annual Report on Form 11-K of the NovaStar Financial, Inc. 401(k) Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Kansas City, MO

June 28, 2007